Exhibit 99.1

For Immediate Release
For Further Information Contact:
Andrew Fisher at (202) 483-7000
Email: Afisher@unither.com

CHRISTOPHER PATUSKY JOINS
UNITED THERAPEUTICS BOARD OF DIRECTORS

Silver Spring, MD, October 24, 2002: United Therapeutics Corporation (NASDAQ: UTHR) announced today that Christopher Patusky, Deputy Director, Chief Operating Officer, and a member of the faculty of the University of Pennsylvania’s Fels Institute of Government, was appointed to its Board of Directors.

The Fels Institute of Government, founded in 1937, is one of the oldest public management programs in the country and its alumni serve at all levels of local, state and federal government. Professor Patusky is responsible for managing the day-to-day operations of the Institute. He also serves as Project Director for both the Institute’s U.S. Department of Justice grant funded West Philadelphia Block by Block revitalization project and for the Carnegie Corporation funded Voting Index project.

“We are honored to have Professor Patusky join our Board of Directors,” said Martine Rothblatt, Chairman and CEO of United Therapeutics. “His expertise in organizational governance, and his commitment to public and community interests, auger well for our company.”

United Therapeutics is a biotechnology company focused on combating chronic and life-threatening cardiovascular, infectious and oncological diseases with unique therapeutic products.